Exhibit 23.4

DEGOLYER AND MACNAUGHTON

5001 SPRING VALLEY ROAD

SUITE 800 EAST

DALLAS, TEXAS 75244

July 24, 2013

Nabors Industries Ltd.
515 W. Greens Road, Suite 1200
Houston, Texas 77067

Ladies and Gentlemen:

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Nabors Industries Ltd. (“Nabors”) to be filed on or about July 24, 2013, of all references to our firm and information from our letter report dated February 8, 2013, included in or made a part of the Annual Report on Form 10-K of Nabors for the year ended December 31, 2012.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716